Filed Pursuant To Rule 433, Registration No. 333-195039
Dated Monday, June 27, 2016

POWERNOTES Issued by CATERPILLAR FINANCIAL SERVICES CORPORATION.

For the Period: 6/27/2016 to 7/5/2016

Coupon	Interest	Maturity	Callable	Survivor's Option	Price	CUSIP
1.250%	Semi-Annual(†††)	7/15/2020	1/15/2017 *	Yes §	100.00	14912HSE1
1.550%	Semi-Annual(†††)	7/15/2022	1/15/2017 *	Yes §	100.00	14912HSF8

Expected Trade Date - Tuesday, July 05, 2016
Expected Settlement Date - Friday, July 08, 2016

(†††)	First Payment date 1/15/2017

*Callable at 100% beginning on the call date above and semi-annual thereafter with 30 days’ notice.

§ The limit for any individual deceased owner or beneficial interest is $200,000 per calendar year. Limit in aggregate per calendar year is 1% of outstanding principal amount of PowerNotes as of the end of the most recent fiscal year. For complete details, see the prospectus.

Caterpillar Financial Services Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Caterpillar Financial Services Corporation has filed with the SEC for more complete information about Caterpillar Financial Services Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Caterpillar Financial Services Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 289-6689.

All offerings are subject to prior sale.

Under no circumstances shall this information constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.